Exhibit 99.1

Nanaz Mohtashami Elected to Hologic Board of Directors

MARLBOROUGH, Mass.--(BUSINESS WIRE)--September 22, 2023--Hologic, Inc. (Nasdaq: HOLX) announced today that Nanaz Mohtashami has been elected to the Company’s Board of Directors, effective September 20, 2023. Ms. Mohtashami was also appointed to the Compensation Committee and the Nominating and Corporate Governance Committee effective September 20, 2023.

Ms. Mohtashami is a Managing Director at Russell Reynolds Associates, a leading executive search and leadership advisory firm, where she heads their global Med Tech, Devices & Diagnostics Practice. Ms. Mohtashami joined Russell Reynolds in November 2013 and held various roles of increasing responsibility before becoming a Managing Director in June 2018. Prior to joining Russell Reynolds, Ms. Mohtashami spent 13 years as a strategy consultant with Monitor Group, advising leading clients both in the UK and around the globe.

“It is a pleasure to welcome Nanaz to our Board,” said Steve MacMillan, Hologic’s Chairman, President and Chief Executive Officer. “Her exceptional background in both global strategy and deep experience in the broader healthcare sector, combined with her strong team orientation, make her yet another strong addition to our board.”

Ms. Mohtashami holds a BA and M.Eng. from Cambridge University and a Master of Business Administration from INSEAD.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Forward Looking Statements

This press release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions, and statements regarding the Company's Board of Directors. These forward-looking statements are based on assumptions made by the Company as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks include, but are not limited to, the risk that the Company may not be able to attract and retain qualified Board members or executives. These risks are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented here to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

Contacts

Investor Contact:
Ryan Simon
+1 858.410.8514
ryan.simon@hologic.com

Media Contact:
Bridget Perry
+1 508.263.8654
bridget.perry@hologic.com